UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐      Definitive Proxy Statement

☒     Definitive Additional Materials

☐      Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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           This filing contains (i) a press release from the SRT Shareholders Coalition to the stockholders of Strategic Realty Trust, Inc. (the “Company”) dated November 4, 2013 and (ii) press release cover letters sent to Company stockholders, broker dealers and representatives.

1

FOR IMMEDIATE RELEASE

Monday, November 4, 2013

Contact: Michael Tootle, 800-401-7905

SRT Special Committee and Batinovich Tell Shareholders
To Pound Sand

Batinovich and Special Committee Change Election Rules
AGAIN to Protect Their Positions At SRT

(ANAHEIM, CA) – Late last week in a self-preserving move, Andy Batinovich, Jack Maier, Phil Levin and Jeffrey Rogers purportedly adopted a special Maryland statute that makes drastic changes to further disenfranchise the SRT shareholders for the second time in a row since the SRT Shareholders Coalition began exposing their failed management and investment practices.

After the SRT Coalition launched its solicitation to call a special meeting and nominated 5 independent directors, Andy Batinovich, Jack Maier, Phil Levin and Jeffrey Rogers unilaterally raised the threshold to call a special meeting by 500% and also increased the threshold to remove directors from a majority to two-thirds.  These individuals under the guise of protecting SRT also manipulated the structure of the SRT Board so that only one director -- and not the entire Board -- will be up for election at the annual meeting.  After waiting 18 months for an annual meeting, if we are unable to reverse these changes, the SRT stockholders will now have to wait at least another two years to elect the entire SRT Board.  In the Coalition’s view, this shows a total disdain for the SRT shareholders and cements the takeover of SRT by Andy Batinovich, Jack Maier, Phil Levin and Jeffrey Rogers.

“In my 42 years of experience in the real estate investment trust and other securities business, I have never seen such egregious mismanagement and blatant corporate abuse as I have seen by this Special Committee and their leader, Andy Batinovich, who I believe is a skilled and longtime takeover artist.  Twice now, Mssrs. Batinovich, Rodgers, Levin and Maier have maneuvered to manipulate the election rules and totally disenfranchise shareholders from deciding who manages their investment. Worse, they continue to mislead shareholders that this is about Mr. Thompson, who has already agreed to resign, when it’s about their mismanagement,” said Ron King, Chairman and CEO of Centaurus Financial, a leading national independent broker/dealer licensed to offer securities and insurance products in all fifty states.

“Why are Mr. Batinovich and the SRT board afraid of a fair, open election? I believe these totalitarian election tactics are common practice amongst guys trying to entrench themselves, like Batinovich. Batinovich is only motivated to protect his interests and his salary , and it appears he’s willing to spend a large portion of SRT funds to do it,” said Marshall Karr, Principal of Karr Commercial and independent director nominee with over 30 years of experience in the industry.

###

Important Additional Information Regarding the Solicitation

The SRT Shareholders Coalition (the “Coalition”) has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the Coalition’s solicitation of written requests to call a special meeting of the stockholders of SRT.  SRT stockholders should read the Coalition’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of the Coalition and each other participant in the solicitation of proxies by the Coalition are included in the Coalition’s proxy materials filed with the SEC.  The Coalition’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov

The following persons are participants in connection with the solicitation:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.

Dear SRT Shareholders,

Please find below a press release issued by the SRT Shareholders Coalition regarding the SRT Special Committee’s actions that we believe disenfranchise you as shareholders from a fair, transparent election.

Your right to vote is important.  You will be receiving an SRT Shareholders Coalition packet in the mail this week.

PLEASE SIGN THE ORANGE BALLOT AND RETURN IT IN THE PREPAID ENVELOPE ENCLOSED TO ALLOW YOU AND THE REST OF THE SHAREHOLDERS TO VOTE FOR THE BOARD OF DIRECTORS.

Sincerely,

SRT Shareholders Coalition

Dear Broker Dealers and Financial Representatives,

Please find below a press release issued by the SRT Shareholders Coalition regarding the SRT Special Committee’s actions that we believe disenfranchise shareholders from a fair, transparent election.

Your shareholder’s right to vote is important. Your investor will be receiving an SRT Shareholders Coalition packet in the mail this week.

WE ASK THAT YOU RECOMMEND YOUR CLIENT SIGN THE ORANGE BALLOT AND RETURN IT IN THE PREPAID ENVELOPE ENCLOSED TO ALLOW THE SHAREHOLDERS TO VOTE FOR THE SRT BOARD OF DIRECTORS.

Sincerely,

SRT Shareholders Coalition